Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 24, 2015, relating to the consolidated and combined financial statements of Mallinckrodt plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that Mallinckrodt plc's results for periods prior to June 28, 2013, including the nine months ended June 28, 2013, that is included within Mallinckrodt plc's fiscal 2013 results, may not be indicative of Mallinckrodt plc's future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented), and the effectiveness of Mallinckrodt plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the year ended September 25, 2015.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
May 4, 2016